Quantum Expects to Report Strong Sequential Product Revenue Growth in Fourth Quarter 2014 and Provides Directional Guidance for 2015

▪	Fourth quarter product sales expected to approximately double the third quarter level reported

▪	Overall fourth quarter revenues expected between $12 million and $13 million

▪	Sequential product growth driven by continued execution of storage systems strategy

▪	Strong revenues complemented by solid order flow – product backlog anticipated to increase during fourth quarter by approximately $3 million to $17.8 million

▪	Expect strong overall revenue growth in 2015

LAKE FOREST, Calif., February 9, 2015 /PRNewswire/ ‐‐ Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW), a leader in natural gas storage systems, integration, and vehicle system technologies, today announced that it expects to report strong sequential revenue growth for its fourth quarter ending December 31, 2014. Product sales for the fourth quarter are anticipated to approximately double relative to the level reported for the third quarter of 2014 due to strong customer demand for its natural gas fuel storage systems. The Company also anticipates that it will report a robust product backlog of approximately $17.8 million at December 31, 2014 which is approximately $3 million higher than the $14.8 million the Company reported for the end of the third quarter. The Company also expects to report a moderate improvement in its loss from continuing operations for the fourth quarter as compared to the third quarter which is driven primarily by increased product revenues and improved product margins. Finally, the Company believes that overall revenues will grow approximately 40% to 50% in 2015 based on existing and anticipated orders from its growing customer base and that related product margins will continue to improve during this period.

“We continue to experience traction in the industry as we effectively execute on our fuel storage systems strategy and we are excited to finish the year with anticipated strong sequential revenue growth and burgeoning order flow," said Brian Olson, President and CEO of Quantum. “We began the process of fully implementing the systems strategy in the second half of 2014 and we believe we will recognize more revenues from our systems during this six-month period, basically right out of the gate, than we recognized on stand-alone tank sales during the first half of 2014. We understand that the market was and remains concerned about the lost tank sales from a former key customer when we announced our direction into storage systems, but we have in a very short period demonstrated our ability to grow our customer base with our systems strategy,” concluded Mr. Olson.

In May 2014, Quantum announced its strategic direction to service the heavy duty OEM market segment, in addition to other market segments, with natural gas fuel storage systems. During 2014, Quantum brought to market its innovative, light-weight Q-RailLITE™ and Q-CabLITE™ CNG storage modules which are integrated CNG fuel systems for heavy-duty truck applications. Each storage module contains Quantum’s proprietary, ultra-light Q-Lite® CNG storage cylinders, which further minimizes weight and increases fuel capacity.

The Company anticipates that it will finalize its results from operations for the three and twelve month periods ended December 31, 2014, subject to the review and completion of the audit of the twelve-month period ended December 31, 2014 by the Company’s auditors, and hold a conference call to discuss its 2014 financial results in early March.

About Quantum: Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces innovative, advanced, and light‐weight compressed natural gas storage tanks and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements: This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding anticipated fourth quarter 2014 revenues, product sales, growth in product backlog, revenues from system sales relative to tank sales in 2014, improvement in net operating loss, improvement in product margins, anticipated revenues in 2015, and the timing for release of the 2014 financial results. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Risk factors include the cancellation of orders, the acceptance of the Company’s products, and the other risk factors contained in our annual report on Form 10-K for the year ended December 31, 2013 and our interim reports on Form 10-Q for the first three quarters of 2014. Except as may be required by applicable law, the Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com